UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): December 20, 2021

Cytokinetics, Incorporated
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50633	94-3291317
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

350 Oyster Point Boulevard, South San Francisco, California 94080

(Address of Principal Executive Offices) (Zip Code)

(650) 624-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	CYTK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

License and Collaboration Agreement

On December 20, 2021, Cytokinetics, Incorporated (“Cytokinetics”) entered into a License and Collaboration Agreement (the “License Agreement”) with Ji Xing Pharmaceuticals Limited (“Ji Xing”), pursuant to which Cytokinetics granted to Ji Xing an exclusive license to develop and commercialize Cytokinetics’ proprietary small molecule cardiac sarcomere activator known as omecamtiv mecarbil (the “Product”) in the greater China region, namely mainland China, Hong Kong, Macau, and Taiwan.

Under the terms of the License Agreement, Cytokinetics will receive from Ji Xing an upfront and near-term milestone payments of $50 million. Cytokinetics may be eligible to receive from Ji Xing additional milestone payments totaling up to $330 million for the achievement of certain commercial milestone events with respect to the Product. In addition, Ji Xing will pay to Cytokinetics tiered royalties from the mid-teens to the low twenties range on the net sales of the Product in the greater China region, subject to certain reductions for generic competition, patent expiration and payments for licenses to third-party patents.

Ji Xing will be responsible for the development and commercialization of the Product in its territory at its own cost and is required to use diligent efforts to develop and commercialize the Product in the greater China region. The development of the Product will be initially focused on heart failure with reduced ejection fraction (HFrEF), and Ji Xing will have the opportunity to participate in future Cytokinetics’ global clinical trials of the Product. Cytokinetics will supply the Product to Ji Xing either as a finished product or as an active pharmaceutical ingredient.

The License Agreement, unless terminated earlier, will continue on a market-by-market basis until expiration of the relevant royalty term. Ji Xing has the right to terminate the License Agreement for convenience. Each party may terminate the License Agreement for the other party’s uncured material breach, insolvency, or failure to perform due to extended force majeure events. Cytokinetics may also terminate the License Agreement if Ji Xing challenges Cytokinetics’ patents or undergoes certain change of control transactions. Product rights will revert to Cytokinetics upon termination, and, under certain circumstances, subject to a low single-digit royalty payments on the net sales of the Product in the greater China region.

The foregoing description of the material terms of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the License Agreement, a copy of which Cytokinetics intends to file, with confidential terms redacted, with the United States Securities and Exchange Commission (the “SEC”) as an exhibit to Cytokinetics’ Annual Report on Form 10-K for the year ending December 31, 2021.

Common Stock Purchase Agreements

On December 20, 2021, in connection with the License Agreement Cytokinetics entered into Common Stock Purchase Agreements (each, a “CSPA”) with each of RTW Master Fund, Ltd., RTW Innovation Master Fund, Ltd. and RTW Venture Fund Limited (collectively, the “RTW Investors”).

The CSPAs provide for the sale and issuance to the RTW Investors of 511,182 shares of Cytokinetics common stock of (the “Shares”) with an aggregate purchase price of $20.0 million at a price per share of $39.125. The closing will occur on December 20, 2021. The RTW Investors have agreed to certain trading and other restrictions with respect to the Shares, including a restriction on sales or other transfers of the Shares, subject to certain exceptions, for a period of one year from the closing date.

The foregoing description of the material terms of the CSPAs does not purport to be complete and is qualified in its entirety by reference to the complete text of the form of CSPA, a copy of which Cytokinetics intends to file, with confidential terms redacted, with the SEC as an exhibit to Cytokinetics’ Annual Report on Form 10-K for the year ending December 31, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTOKINETICS, INCORPORATED

Date: December 20, 2021	By:	/s/ Ching Jaw
Ching Jaw
Senior Vice President, Chief Financial Officer